Exhibit 99.1

dressbarn                                                               maurices

                                  NEWS RELEASE


         THE DRESS BARN, INC. ANNOUNCES APPOINTMENT OF GENE L. WEXLER AS
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL

SUFFERN, NY - AUGUST 31, 2005 - The Dress Barn, Inc. (NASDAQ - DBRN), today announced the appointment of Gene L. Wexler as Senior Vice President and General Counsel, effective immediately.

Mr. Wexler will report to David R. Jaffe, President and CEO. He will be responsible for all corporate legal matters for The Dress Barn, Inc.

He previously served as Vice President, General Counsel and Secretary for Del Laboratories. His prior experience includes a number of executive positions including Vice President, General Counsel for Genovese Drug Stores, Inc.

Commenting on today's announcement David R. Jaffe, President and Chief Executive Officer, said: "Gene brings an extensive background in all legal matters with a number of well established companies and legal firms. We are pleased to strengthen our existing management team with such a talented executive."

Mr. Wexler holds a B.A. from Yale College and a J.D. from Yale Law School. He was admitted to the New York State Bar in 1981.


ABOUT THE DRESS BARN, INC.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of August 27, 2005, the Company operated 786 dressbarn stores in 45 states and 497 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

CONTACT: Armand Correia
         The Dress Barn, Inc.
         Senior Vice President & CFO
         845 369-4600